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                                                                                                        EXHIBIT 11.1

                                               UNIFIED FINANCIAL SERVICES, INC.
                                          EARNINGS PER SHARE CALCULATION (UNAUDITED)
                                                                  Nine Months Ended            Three Months Ended
                                                                    September 30,                 September 30,
                                                              -------------------------     -------------------------
                                                                 1999           1998           1999           1998
                                                              ----------     ----------     ----------     ----------
INCOME AVAILABLE TO
   COMMON STOCKHOLDERS
      Net income (loss)                                       $ (484,050)    $1,500,673     $ (483,166)    $  722,845
      Preferred dividends                                             --         85,844             --             --
                                                              ----------     ----------     ----------     ----------
      Income available to common
         stockholders                                         $ (484,050)    $1,434,829     $ (483,166)    $  722,845
                                                              ==========     ==========     ==========     ==========

CALCULATION OF COMMON STOCK
      Common shares outstanding at beginning
         of period                                             2,267,449      1,819,691      2,585,042      1,835,801
      Shares issued in connection with acquisition
         of M. Wilson                                              3,636             --             --             --
      Shares issued in connection with acquisition of
         Commonwealth Investment                                  27,500             --             --             --
      Shares issued in connection with acquisition of
         Fully Armed Productions                                  18,182             --             --             --
      Conversion of Series C Preferred Stock to
         common stock                                            290,520             --        136,215             --
      Shares issued in private placement during period           213,550        437,338         52,470        421,228
      Repurchase of common stock for treasury                    (47,110)            --             --             --
                                                              ----------     ----------     ----------     ----------
         Common shares used in basic calculation               2,773,727      2,257,029      2,773,727      2,257,029
                                                              ----------     ----------     ----------     ----------

      Common stock equivalent of options                         100,713          6,800        100,713          6,800
      Preferred stock Series C conversion into
         common stock                                             71,415        225,720         71,415        225,720
                                                              ----------     ----------     ----------     ----------
            Common shares used in fully
               diluted calculation                             2,945,855      2,489,549      2,945,855      2,489,549
                                                              ----------     ----------     ----------     ----------

EARNINGS PER SHARE
      Basic                                                   $    (0.17)    $     0.64     $    (0.17)    $     0.32
      Fully diluted                                                (0.16)          0.58          (0.16)          0.29

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